EXHIBIT 4

ROLLOVER AND SUPPORT AGREEMENT

July 30, 2014

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of the date set forth above by and among (1) Harvest Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”), (2) Harvest Parent Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and (3) the shareholders of Le Gaga Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Harvest Merger Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain ordinary shares, par value US$0.01 per share, of the Company (the “Shares”) (including Shares represented by American Depositary Shares, each representing fifty Shares) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of a certain number of Shares (including Shares represented by American Depositary Shares, each representing fifty Shares) as set forth in the column titled “Rollover Shares”, opposite such Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no consideration in the Merger, (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to Closing, and (c) vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case, upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at the Company Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Shareholder’s Securities,

(a) for authorization and approval of the Merger Agreement, the Plan of Merger and the other transactions contemplated thereby, including the Merger (the “Transactions”),

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or the Plan of Merger or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions, the Plan of Merger or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiary or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees of the Shareholders and nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

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(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Company Shareholders Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 hereof at the Company Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 hereof above is to be considered. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 hereof prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

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Section 1.3 Restrictions on Transfers. Except as provided for in Article III below or pursuant to the Merger Agreement, each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d).

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Time, each Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder (the “Shareholder’s Representatives”)) not to, without the prior written consent of Parent, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement a Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, (c) to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Transaction, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Competing Transaction or offer that would reasonably be expected to lead to a Competing Transaction, or (e) resolve or propose or agree to do any of the foregoing. Each Shareholder also agrees that it will comply with the provisions of the Merger Agreement applicable to the Buyer Group Parties, including but not limited to Section 7.16 of the Merger Agreement.

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Section 2.2 Notification. Each Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. From and after the date hereof until the Expiration Time, each Shareholder shall promptly advise Parent in writing of (a) any Competing Transaction, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiary, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Transaction, including in each case the identity of the person making any such Competing Transaction or indication or inquiry and the terms of any such Competing Transaction or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Transaction or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Shareholder. This Section 2.2 shall not apply to any Competing Transaction that is received only by the Company. Each Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Competing Transaction shall not relieve such Shareholder from any of its obligations hereunder.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Shareholder or its Shareholder’s Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with its fiduciary duties under the applicable Laws.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary or appropriate to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 3.1 hereof, Holdco shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for, the number of Holdco Shares, at par value per share, equal to the number of Rollover Shares held by such Shareholder and cancelled pursuant to Section 3.1 hereof. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled pursuant to Section 3.1 hereof, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

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Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a) such Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Parent and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of its Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the its Owned Shares, such Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement.

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(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f) there is no Action pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

(g) such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

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(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants, severally and not jointly, that such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e) agrees and covenants that it shall (i) pay any Taxes arising from or attributable to the receipt of (A) Merger Consideration by such Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) Holdco Shares by such Shareholder or its Affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) upon the earlier of the due date for such Taxes or thirty (30) days after receiving notice of such Taxes, and (ii) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub, the Company and any Affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (A) any and all liabilities for Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the Tax Liabilities (for the avoidance of doubt, the term “Tax Liabilities” shall include, without limitation, any and all liability for Taxes arising from or attributable to the receipt of Merger Consideration and/or Holdco Shares as described in Section 4.2(e)(i) above, any liability for withholding Taxes and any liability associated with any PRC Government Authority denying a stepped up basis equal to the amount of the Merger Consideration received by such Shareholder or its Affiliates); (B) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities; and (C) all losses, liabilities, damages, penalties, fines, awards, settlements, costs and expenses, actions, proceedings, claims and demands, including but not limited to any Parent Termination Fee paid by Parent, Equity Provider or any Affiliate of the foregoing, sustained by Parent, Equity Provider or any Affiliate of the foregoing if the Closing fails to occur pursuant to the Merger Agreement as a result of its breach of this Agreement, and (iii) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 4.2(e);

(f) agrees and covenants that, if it or its ultimate shareholder is or is deemed to be a resident of the PRC under the Laws of the PRC, it shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation), and (ii) complete such registration prior to the Closing; and

(g) agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Each of Parent and Holdco represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a) Each of Parent and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent and Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco or any of their properties or assets.

(c) At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

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ARTICLE VI

TERMINATION

This Agreement, and the obligations of the Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, Section 4.2(e), this Article VI and Article VII hereof shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the subscription of Holdco Shares contemplated by Section 3.3 hereof has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary to restore each such Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to such subscription.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.1):

(a) If to a Shareholder, to the address set forth next to such Shareholder’s name on Schedule A hereto.

(b) If to Holdco or Parent:

Harvest Holdings Limited

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Attention: Ms. Na Lai Chiu

Facsimile No.: +852 3167 7227

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo, Esq.

Facsimile No.: +852 3015 9354

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Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement. This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Specific Performance. Each Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco, Parent and Merger Sub, Holdco, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by Holdco, Parent or Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco, Parent or Merger Sub.

Section 7.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Holdco, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

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Section 7.7 Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7.7(a) hereof in any way.

Section 7.8 No Third Party Beneficiaries. Other than each shareholder of Holdco (each of which is a third-party beneficiary of this Agreement), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

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Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

Harvest Parent Limited

By:	/s/ Na Lai Chiu
Name:	Ms. Na Lai Chiu
Title:	Director

HOLDCO

Harvest Holdings Limited

By:	/s/ Na Lai Chiu
Name:	Ms. Na Lai Chiu
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

SHAREHOLDERS

Mr. Shing Yung Ma

By:	/s/ Shing Yung Ma

Grow Grand Limited

By:	/s/ Shing Yung Ma
Name:	Shing Yung Ma
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Ms. Na Lai Chiu

By:	/s/ Na Lai Chiu

Valuetrue Investments Limited

By:	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Sequoia Capital China I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Partners Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Principals Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Growth Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

Sequoia Capital China Growth Partners Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Sequoia Capital China GF Principals Fund I, L.P.

By:	/s/ Kok Wai Yee
Name:	Kok Wai Yee
Title:	Authorised Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

YH Greenhouse, LLC

By: Yiheng Capital, LLC, its Manager

By:	/s/ Yuanshan Guo
Name:	Yuanshan Guo (Jonathan Y. Guo)
Title:	Manager

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

SIG China Investments One, Ltd.

By: SIG Asia Investment LLLP, as authorized agent

By: Heights Capital Management, Inc., as authorized agent

By:	/s/ Michael L. Spolan
Name:	Michael L. Spolan
Title:	General Counsel

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Honeycomb Assets Management Limited

By:	/s/ Fu Ming Xia
Name:	Fu Ming Xia
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Limewater Limited

By:	/s/ Xia Yu
Name:	Xia Yu
Title:	Authorized Signatory

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Natural Eternity Limited

By:	/s/ Law Kin Ip
Name:	Law Kin Ip
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Win Seasons Holdings Limited

By:	/s/ Xiaogang Wang
Name:	Gordon Xiaogang Wang
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Pacven Walden Ventures VI, L.P.

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Pacven Walden Ventures Parallel VI, L.P.

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan
Title:	Director

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Mr. Ming Ho Lui

/s/ Ming Ho Lui

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Schedule A

Shareholders

Shareholder	Address	Owned Shares		Rollover Shares
Mr. Shing Yung Ma	c/o Le Gaga Holdings Limited Unit 1105 The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon Hong Kong Attention: Shing Yung Ma Facsimile: +852 3167 7227	20,000,000		20,000,000
Grow Grand Limited	P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	667,318,001		667,318,001
Ms. Na Lai Chiu	c/o Le Gaga Holdings Limited Unit 1105 The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon Hong Kong Attention: Na Lai Chiu Facsimile: +852 3167 7227	3,500,000	*	3,500,000	*
Valuetrue Investments Limited	P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	80,638,000		80,638,000
Sequoia Capital China I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	201,164,000		201,164,000
Sequoia Capital China Partners Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	23,112,000		23,112,000

[SCHEDULE A TO ROLLOVER AND SUPPORT AGREEMENT]

Shareholder	Address	Owned Shares	Rollover Shares
Sequoia Capital China Principals Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	31,139,000	31,139,000
Sequoia Capital China Growth Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	79,429,000	79,429,000
Sequoia Capital China Growth Partners Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	1,879,000	1,879,000
Sequoia Capital China GF Principals Fund I, L.P.	Suite 2215 22/F Two Pacific Place 88 Queensway Road Hong Kong Attention: Kok Wai Yee Facsimile: +852 2501 8989	9,742,000	9,742,000
YH Greenhouse, LLC	1 Montgomery Street Suite 3450 San Francisco, CA 94104 Attention: Janet Ji Facsimile: +1 415 875 5609	137,394,400	137,394,400
SIG China Investments One, Ltd.	SIG Asia Investment LLP c/o Heights Capital Management Inc. 101 California Street Suite 3250 San Francisco, CA 94111 United States Attention: Michael Spolan	136,425,000	136,425,000
Honeycomb Assets Management Limited	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	90,212,000	90,212,000

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]

Shareholder	Address	Owned Shares		Rollover Shares
Limewater Limited	P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	60,000,000		60,000,000
Natural Eternity Limited	P. O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	60,000,000		60,000,000
Win Seasons Holdings Limited	Room 2108, 21/F., Tesbury Centre, 28 Queen’s Road East, Wanchai, Hong Kong	50,000,000		50,000,000
Pacven Walden Ventures VI, L.P.	Walden International Suite 2501, Bund Center 222 Yan An East Road Shanghai, PR China Attention: Yimin Zimmerer Facsimile: +86 21 3135 2499	93,263,000	*	93,263,000	*
Pacven Walden Ventures Parallel VI, L.P.	Walden International Suite 2501, Bund Center 222 Yan An East Road Shanghai, PR China Attention: Yimin Zimmerer Facsimile: +86 21 3135 2499	7,262,000	*	7,262,000	*
Mr. Ming Ho Lui	c/o Le Gaga Holdings Limited Unit 1105 The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon Hong Kong Attention: Ming Ho Lui Facsimile: +852 3167 7227	4,618,499	**	49

*	Held in the form of American Depositary Shares of the Company.
**	4,618,450 of which are held in the form of 92,369 American Depositary Shares of the Company, and 49 of which are held in the form of Shares.

[SIGNATURE PAGE TO ROLLOVER AND SUPPORT AGREEMENT]